Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated July 1, 2013 (except for Notes 11 and 12, as to which the date is September 24, 2013) with respect to the consolidated financial statements and schedules and our report dated July 1, 2013 with respect to internal control over financial reporting included in the Current Report on Form 8-K for the year ended April 30, 2013, filed on September 24, 2013, of Investors Real Estate Trust and subsidiaries, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption "Experts."
/s/ GRANT THORNTON LLP
Minneapolis, MN
October 2, 2013